FOR IMMEDIATE RELEASE                                            EXHIBIT 99

                  NUI CORPORATION REPORTS THIRD QUARTER RESULTS

   BEDMINSTER, N.J. -- July 21, 1994 -- NUI Corporation (NYSE: NUI) today reported a third quarter loss of $2.2 million, or $0.25 per share, for the quarter ended June 30, 1994, compared with a net loss of $1.0 million, or $0.12 per share, in the third quarter of fiscal 1993. The third quarter is historically a period of seasonally low demand for natural gas for heating. The $1.2 million increased net loss from year-ago levels reflects a $400,000 net loss from the addition of Pennsylvania & Southern Gas Company, which was acquired in a merger in April 1994, following the conclusion of the heating season. In addition, there was $1.1 million of additional costs associated with a net increase in interest expense, operation and maintenance expense, and depreciation expenses, all associated with increased plant investment and workforce, as well as higher general taxes. These losses were offset, in part, by a $500,000 net increase in operating margins. The 1994 third quarter results also include the benefit of a $220,000 reversal in tax reserves.

         "The addition of Pennsylvania & Southern provided excellent balance to our overall customer base. This merger, as expected, coming after the heating season, was dilutive in the third quarter," said John Kean, President and Chief Executive Officer. "In addition, we had expected higher margin growth in New Jersey, which did not materialize in the third quarter because of lower than expected sales to commercial and residential customers. In Florida, the Company is investing in a growing infrastructure that will reap rewards as our customer base continues to expand. However, growth of this kind may create short term earnings pressure," Mr. Kean added.

        For the nine months ended June 30, 1994, net income totalled $15.4 million, or $1.83 per share, compared with net income of $18.5 million, or $2.28 per share, a year ago.

        NUI's Florida division, City Gas Company of Florida, filed a request in May 1994 for an increase in base rates with the Florida Public Service Commission (FPSC). The FPSC on Tuesday awarded City Gas interim rate relief of $260,000 in additional annual revenues, effective August 20, 1994. The full base rate case is continuing through the regulatory process.

        Total throughput for the first nine months increased 6 percent to 62.8 bcf, from 59.0 bcf a year ago.

        On Tuesday, the Company received final regulatory approval to issue $66 million of tax-exempt debt in New Jersey and Florida. These issuances, $46 million of which will be used to refinance higher cost debt and the balance to finance certain capital expenditures, are expected to be offered later this month.

        NUI Corporation (NYSE: NUI), or National Utility Investors, is a gas utility serving over 347,000 customers in six states. The Company's operating divisions include Elizabethtown Gas Company (NJ), City Gas Company of Florida, as well as Pennsylvania & Southern Gas Company, which does business as North Carolina Gas Service, Elkton Gas Service (MD), Valley Cities Gas Service (PA) and Waverly Gas Service (NY).



                                      # # #

   Contact:  Alexandra Pruner/ 908/781-7815          Comparative Table Follows

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                                 NUI CORPORATION
                                   (NYSE: NUI)
                                COMPARATIVE TABLE
       (Thousands, except per share amounts and degree day data; unaudited)

                           3 MONTHS          9 MONTHS         12 MONTHS
                             ENDED             ENDED             ENDED
                            JUNE 30           JUNE 30           JUNE 30
                         1994     1993     1994     1993     1994     1993

    OPERATING          $74,747  $69,072  $332,887  $302,223  $385,553   $353,944
    REVENUES

    OPERATING INCOME    $1,731   $2,272   $26,447   $28,260   $24,889   $27,711

    NET INCOME(LOSS)  ($2,234)  ($1,018)  $15,436   $18,478   $10,768   $15,185

    NET INCOME (LOSS)  ($0.25)   ($0.12)    $1.83     $2.28     $1.28     $1.88
    PER SHARE

    WEIGHTED AVERAGE    8,881     8,147     8,454     8,105     8,385     8,080
    # OF SHARES
    OUTSTANDING

    DEGREE DAYS

    TOTAL ACTUAL- NJ
    DIVISION               387      409     4,935     4,648     4,990     4,692

    TOTAL NORMAL- NJ
    DIVISION               538      538     4,936     4,936     4,978     4,978

    OVERALL VARIANCE
    FROM   30 YEAR
    AVERAGE
    ("NORMAL") FOR
    THE NEW JERSEY          28%      24%                 6%                  6%
    DIVISION             Warmer   Warmer   Normal    Warmer    Normal    Warmer

    TOTAL AVG.
    CUSTOMERS SERVED    347,077  319,580  346,162   319,149   344,617   318,534


    TOTAL THROUGHPUT       16.8     14.9     62.8      59.0      76.3      72.2
                            bcf      bcf      bcf       bcf       bcf       bcf

    CONTACT:  Alexandra Pruner (908)
    781-7815


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